Exhibit 99.1

Sharon AI Reports First Quarter 2026 Results

Acceleration of AI Cloud Growth in Australia and Asia-Pacific Continues

New York, USA, 15th May 2026 - Today, SharonAI Holdings Inc. (NASDAQ:SHAZ) and its subsidiaries (“Sharon AI” or “the Company”), a leading Australian Neocloud, announced the release of its financial and operational results for the first quarter of 2026.

Key activities in first quarter 2026 included:

●	Nasdaq IPO: Sharon AI IPO which took place in February 2026, raising US$125m, led by Oaktree Capital Management L.P. & Two Seas Capital LP.
●	Completion of the Sale of 50% holding in Texas Critical Data Centers (TCDC) joint venture for approximately US$74M: with that recycled capital expected to accelerate the growth of the company’s core Australian AI Cloud business
●	Key customer wins - Canva Inc, GMI Cloud
●	Key customer win - ESDS Software Solutions – US$1.25BN TCV, five-year, take or pay contract for an 8K B300 cluster with revenue expected to commence in the third quarter of 2026
●	Sharon AI and Cisco Launch Australia’s First Secure AI Factory - Cisco Strategic Enterprise go-to-market Partnership – 1K B300 cluster deployment with NEXTDC
●	Strategic Partnership with World Wide Technology for Large Scale, High-Performance AI Infrastructure Engineering & Supply Chain Solutions
●	Sharon AI, Lenovo Infrastructure and Vast Data AI Operating System - 1K B200 cluster deployment with NEXTDC
●	Sharon AI Co-Founder & Chairman Mr. James Manning appointed Chief Executive Officer

Events subsequent to 31 March 2026;

●	Key customer win – global technology company with major Asia-pacific presence – US$950M TCV, five-year contract, with revenue expected to commence by the end of each of the third quarter and fourth quarter of 2026
●	US$350M convertible note announced, led by Oaktree Capital Management L.P. and Two Seas Capital L.P. to expand GPU and network procurement
●	Expanded expected data center capacity from 70MWs to 100MWs for deployment in 2026 and early 2027, data center capacity pipeline continues to grow
●	Significant additions to technical and management team to support expected growth
●	Sharon AI presents at Macquarie Australia Conference and Canaccord Rapid Insights Conference in May 2026

James Manning, Co-Founder and CEO, Sharon AI said “We are pleased to have exited the first quarter of 2026 with significant business momentum, and this has accelerated into the second quarter. Our AI Cloud business has expanded significantly, and we continue to see both Australian and Rest of World demand materially outweighing available supply. Having now upgraded our expected data center capacity twice this year, from initially 55MW, to 70MW, to now 100MW, and with the previously announced US$350M convertible note, we are well placed to continue to grow our customer base over the coming quarters. We continue to see strong demand across enterprise, hyperscale, research, government and AI native sectors throughout Australia and Asia-Pacific.”

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Disclosure Information

Sharon AI primarily uses its Investor Relations page (https://sharonai.com/investors/) to disclose material non-public information and to comply with its disclosure obligations under Regulation FD. The Company also notes that, at times, it uses other communication mediums including, but not limited to, its X account (sharon__ai) and/or LinkedIn account (sharon-AI) to disseminate information about the Company, and can be additional sources of information outside press releases, regulatory filings with the Securities and Exchange Commission (SEC) and any other conference calls, webcasts, investor days, etc. that the company may hold.

About Sharon AI

SharonAI Holdings Inc. (NASDAQ: SHAZ) and its subsidiaries (“Sharon AI”), a leading Australian Neocloud, is a High-Performance Computing company focused on Artificial Intelligence and Cloud GPU/CPU Compute Infrastructure. Our AI Cloud platform and compute infrastructure is accelerating the build of AI factories and sovereign AI solutions, powering the next wave of accelerated computing adoption. For more information, visit www.sharonai.com.

Contacts

Sharon AI Media Enquiries:

Ross Barrows – Head of Capital Strategy & Investor Relations

Ross.barrows@sharonai.com

Zachary Nevas

IMS Investor Relations

+1 203.972.9200

sharonai@imsinvestorrelations.com

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Forward-Looking Statements

This press release may contain, and our officers and representatives may from time to time make, “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, which are not historical facts, and which are not assurances of future performance. Forward-looking statements are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. In some cases you can identify these statements by forward-looking words such as “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “could,” “should,” “would,” “project,” “strategy,” “plan,” “expect,” “goal,” “seek,” “future,” “likely” or the negative or plural of these words or similar expressions or references to future periods. Forward-looking statements in this release include specific statements regarding the completion of the offering and the intended use of proceeds. Examples of such forward-looking statements include but are not limited to express or implied statements regarding Sharon AI’s management team’s expectations, hopes, beliefs, intentions or strategies regarding the future including, without limitation, statements regarding:

●	Service and product offerings;
●	Receipt and use of proceeds;
●	The deployment of assets and expansion of network procurement;
●	Sharon AI’s ability to engage with additional potential customers;
●	Expansion of Sharon AI’s data center footprint and capacity;

and

●	The strengthening of Sharon AI’s partner network.

In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. You are cautioned that such statements are not guarantees of future performance and that actual results or developments may differ materially from those set forth in these forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause actual results to differ materially from these forward-looking statements include, among others, all of the risks described in the “Risk Factors” section of the Company’s most recent Annual Report on Form 10-K filed with the SEC. Additional assumptions, risks and uncertainties are described in detail in our registration statements, reports and other filings with the SEC, which are available at www.sec.gov.

The forward-looking statements and other information contained in this news release are made as of the date hereof and Sharon AI does not undertake any obligation to update publicly or revise any forward-looking statements or information, whether as a result of new information, future events or otherwise, unless so required by applicable securities laws.

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